Incentive Stock Option Terms
under the
ACE Limited 2004 Long-Term Incentive Plan

            The Participant has been granted an Option by ACE Limited (the "Company") under the ACE Limited 2004 Long-Term Incentive Plan (the "Plan").   The Option shall be subject to the following Incentive Stock Option Terms (sometimes referred to as the "Option Terms"):

            1.  Terms of Award.  The following words and phrases used in these Option Terms shall have the meanings set forth in this paragraph 1:

(a)        The "Participant" is the individual recipient of the Restricted Stock Award on the specified Grant Date.

(b)        The "Grant Date" is [Insert Date].

(c)        The number of "Covered Shares" shall be that number of shares of Stock awarded to the Participant on the Grant Date as reflected in the corporate records and shown in the Record-Keeping System in the Participant’s individual account records.

(d)        The "Exercise Price" is $[Insert Price] per share.

Other words and phrases used in these Option Terms are defined pursuant to paragraph 8 or elsewhere in these Option Terms.

            2.  Incentive Stock Option.  The Option is intended to constitute an "incentive stock option" as that term is used in Code section 422.  To the extent that the aggregate fair market value (determined at the time of grant) of Shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.  It should be understood that there is no assurance that the Option will, in fact, be treated as an incentive stock option.

            3.  Date of Exercise.  Subject to the limitations of these Option Terms, each Installment of Covered Shares of the Option shall be exercisable on and after the Vesting Date for such Installment as described in the following schedule (but only if the Date of Termination has not occurred before the Vesting Date):

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
1/3 of Covered Shares	One year anniversary of the Grant Date
1/3 of Covered Shares	Two year anniversary of the Grant Date
1/3 of Covered Shares	Three year anniversary of the Grant Date

Notwithstanding the foregoing provisions of this paragraph 3, the Option shall become fully vested and exercisable as follows:

(a)        The Option shall become fully exercisable upon the Date of Termination, if the Date of Termination occurs by reason of the Participant’s death or Disability.

(b)        The Option shall become fully exercisable upon a Change in Control that occurs on or before the Date of Termination.

The Option may be exercised on or after the Date of Termination only as to that portion of the Covered Shares for which it was exercisable (or became exercisable) immediately prior to the Date of Termination.

            4.  Expiration.  The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The "Expiration Date" shall be the earliest to occur of:

(a)        the ten‑year anniversary of the Grant Date;

(b)        if the Participant's Date of Termination occurs by reason of death or Disability, the one-year anniversary of such Date of Termination;

(c)        if the Participant's Date of Termination occurs by reason of Retirement, the date on which the Expiration Date would occur if the Participant's Date of Termination occurred on the ten-year anniversary of the Grant Date, or if earlier, the date of the Participant's death; or

(d)        if the Participant's Date of Termination occurs for any reason other than those listed in subparagraph (b) or (c) of this paragraph 4, the three-month anniversary of such Date of Termination.

            5.  Method of Option Exercise.  Subject to these Option Terms and the Plan, the Option may be exercised in whole or in part by filing a written notice (or by such other method as may be provided by the Committee, including but not limited to processes provided in electronic record-keeping systems utilized for management of the Plan) with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date.  Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election.  Payment shall be by cash or by check payable to the Company.  Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock owned by the Participant and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded.  If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations.  In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

            6.  Withholding.  All deliveries and distributions under these Option Terms are subject to withholding of all applicable taxes.  At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

            7.  Transferability.  Except as otherwise provided by the Committee, the Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.

            8.  Definitions.  For purposes of these Option Terms, words and phrases shall be defined as follows:

(a)        Change in Control.  The term "Change in Control" shall be defined as set forth in the Plan.

(b)        Date of Termination.  A Participant's "Date of Termination" means, with respect to an employee, the date on which the Participant's employment with the Company and Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant's transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant's cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant's termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer.

(c)        Director.  The term "Director" means a member of the Board, who may or may not be an employee of the Company or a Subsidiary.

(d)        Disability.  The Participant shall be considered to have a "Disability" during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

(e)        Retirement.  "Retirement" of a Participant shall mean with respect to an employee of the Company or a Subsidiary, the occurrence of a Participant's Date of Termination with the consent of the Participant's employer after the Participant is eligible for early retirement or normal retirement under the ACE Limited Employee Retirement Plan (or any other retirement plan maintained by the Company or the Subsidiaries) and with respect to a Director, the Participant's Date of Termination with the consent of the Company after the Participant would be eligible for retirement under any retirement plan maintained by the Company or a Subsidiary if the Director were an employee of the Company or a Subsidiary; provided, however, that the Committee may impose such additional or alternative conditions or restrictions on Retirement as it determines to be appropriate.

(f)         Plan Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in these Option Terms.

            9.  Heirs and Successors.  The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights exercisable by the Participant or benefits deliverable to the Participant under these Option Terms have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of these Option Terms and the Plan.  The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under these Option Terms or before the complete distribution of benefits to the Designated Beneficiary under these Option Terms, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

            10.  Administration.  The authority to manage and control the operation and administration of these Option Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Option Terms as it has with respect to the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

            11.  Plan and Corporate Records Govern.  Notwithstanding anything in these Option Terms to the contrary, these Option Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and these Option Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Notwithstanding anything in the Option Terms to the contrary, in the event of any discrepancies between the corporate records regarding this award and the Record-Keeping System, the corporate records shall control.

            12.  Not An Employment Contract.  The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

            13.  Notices.  Any written notices provided for in these Option Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

            14.  Fractional Shares.  In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to paragraph 5.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

            15.  No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

            16.  Amendment.  The Option Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

            IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

            ACE LIMITED

By:       ______________________________________________________
Its:        ______________________________________________________